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EDITED TRANSCRIPT

Q3 2019 Linde PLC Earnings Call

EVENT DATE/TIME: NOVEMBER 12, 2019 / 2:00PM GMT

CORPORATE PARTICIPANTS

Juan Pelaez *Linde plc - Head of IR*
Matthew J. White *Linde plc - Executive VP & CFO*
Stephen F. Angel *Linde plc - CEO & Director*

CONFERENCE CALL PARTICIPANTS

Adam Samuel Bubes *Jefferies LLC, Research Division - Equity Associate*
David L. Begleiter *Deutsche Bank AG, Research Division - MD and Senior Research Analyst*
Jeffrey John Zekauskas *JP Morgan Chase & Co, Research Division - Senior Analyst*
John Patrick McNulty *BMO Capital Markets Equity Research - Analyst*
Kevin William McCarthy *Vertical Research Partners, LLC - Partner*
Markus Mayer *Baader-Helvea Equity Research - Lead Analyst of Chemicals*
Martin Roediger *Kepler Cheuvreux, Research Division - Equity Research Analyst*
Matthew P. DeYoe *BofA Merrill Lynch, Research Division - Research Analyst*
Michael Joseph Sison *Wells Fargo Securities, LLC, Research Division - Senior Analyst*
Nicola Tang *Exane BNP Paribas, Research Division - Analyst*
P.J. Juvekar *Citigroup Inc, Research Division - Global Head of Chemicals and Agriculture and MD*
Patrick Duffy Fischer *Barclays Bank PLC, Research Division - Director & Senior Chemical Analyst*
Peter Anthony John Clark *Societe Generale Cross Asset Research - Senior Analyst, Chemicals*

PRESENTATION

Operator

Ladies and gentlemen, thank you for standing by, and welcome to the Third Quarter 2019 Linde Earnings Conference Call. (Operator Instructions) Please be advised that today's conference is being recorded. I would now like to hand the conference over to your host for today, Mr. Juan Pelaez. Please go ahead.

Juan Pelaez *Linde plc - Head of IR*

Thanks, Michelle. Good morning, everyone, and thank you for attending our third quarter earnings call and webcast. Once again, this is Juan Pelaez, Head of Investor Relations. And I am joined this morning by Steve Angel, Chief Executive Officer; and Matt White, Chief Financial Officer.

Today's presentation materials are available on our website at linde.com in the Investors section. Please read the forward-looking statement disclosure on Page 2 of the slides and note that it applies to all statements made during this teleconference. The reconciliations of the pro forma numbers are in the appendix of this presentation. Steve and Matt will now give us an update on Linde. We will then be available to answer questions. Let me turn the call over to Steve.

Stephen F. Angel *Linde plc - CEO & Director*

Thank you, Juan. The team delivered very strong results for the quarter. We saw operating profit and operating profit margins improve both sequentially and year-over-year in every segment. EPS improved substantially year-over-year and sequentially. Cash flow came through nicely as we had expected. Project CapEx grew while base CapEx shrank, which reflects spend against our large project backlog and CapEx efficiencies. ROC percent, the single most important metric in a capital-intensive business, continued to improve. The sale of gas backlog remained strong at $5 billion, which gives us a nice foundation for future growth.

We raised our guidance again, which reflects our positive momentum, the opportunities we see to continue to improve the quality of our business and the resiliency of our business model. And of course, this is against a backdrop of softening worldwide demand.

A few comments on the segments. In the Americas, which represents nearly 40% of our total sales and nearly half of our overall operating profit, we saw good organic sales year-over-year, driven by price, but flat sales sequentially. Strength in food and beverage and health care is offsetting weakness in metals and manufacturing.

Operating margins continued to improve as we drive efficiencies across the region. In Europe, we saw evidence of better execution as operating margins reached 20.5% despite a weaker macro. The weakness we saw in the quarter continued through September and

October.

In APAC, operating margins are climbing nicely, up 450 basis points year-over-year and 70 basis points sequentially as the team continues to do an excellent job delivering on merger efficiencies. Volumes are impacted by a slowing China, Australia and turnarounds in Southeast Asia.

In Linde Engineering, we saw record margins, driven by excellent execution, cost absorption and timing as we're able to close out key projects during the quarter. Though backlogs remained strong, I don't see this level of operating margin as sustainable. This is a business that should trend closer to low double-digit percents through the cycle.

The global other segment reflects ongoing merger efficiencies, as you would expect. Our focus, successful integration, improve the quality of each and every business, optimize our portfolio around core sale of gas regions and businesses, and then drive network density, facilitate growth synergies and drive operational excellence in everything we do.

Final comment before I turn it over to Matt. We have a resilient business model, which generates strong cash flow through the economic cycle. In periods of expansion, we invest for growth. And when the macro weakens, we return that cash to shareholders. You add to that the value created by our merger and you can see why we are an investment for all seasons and why I wouldn't trade places with anyone. Matt?

Matthew J. White ***Linde plc - Executive VP & CFO***

Thanks, Steve, and good morning, everyone. Third quarter adjusted pro forma results are shown on Slide 3.

Consistent with prior quarters, these figures have been adjusted to best demonstrate underlying trends and performance of the combined business. You'll find the required reconciliations to U.S. GAAP in the appendix.

Sales of $7 billion are 1% higher than prior year but 3% below the second quarter of this year. Foreign currency translation continues to be a headwind as the U.S. dollar strengthened across the board. Excluding FX and cost pass-through, underlying sales increased 4% from 2018, but decreased 1% sequentially. Versus prior year, prices rose 2%, and the 2% volume increase was split between organic growth and project contribution. While the more resilient end markets of food, beverage and health care continue to grow, we are seeing declining to negative growth rates across most industrial markets, especially metals and manufacturing.

The slowing industrial activity is primarily driven by North America, China and Australia, which is consistent with our expectations. Versus the second quarter of this year, price increased 1% from broad-based actions, but volume declined 2% from engineering project timing and some seasonality and weaker industrial activity in EMEA.

Despite the softening economic conditions, operating profit grew 16% versus prior year and 5% sequentially, or 19% and 6% when excluding currency translation. The combination of price attainment and cost efficiencies across all segments enabling operating margins to expand 270 basis points versus 2018 and 140 basis points versus Q2.

The company reached 19.8% operating margin this quarter as employees around the world continued to coordinate efforts to improve productivity and operational excellence.

Net income increased 24% from prior year or 27% when excluding FX translation. The reason for greater profit leverage is due to lower net interest expense from a combination of excess cash flow and FX impact.

As stated before, we are recapitalizing the balance sheet to better align with our target single A credit rating, but this will take a little more time as we refine our cash forecasting. Until then, we are actively deploying excess cash and managing the capital structure to deliver value to the shareholders.

EPS of $1.94 was 26% higher than prior year and 6% higher sequentially. Excluding FX, those figures improved to 29% and 7%,

respectively. This result is somewhat higher than anticipated since favorable impact from cost management actions more than offset worse-than-expected FX rates.

In addition to delivering strong profit leverage this quarter, a large majority of earnings pulled through to cash as operating cash flow increased 86% sequentially to $1.9 billion. While we would normally expect some seasonal improvement, most of this sequential increase is driven by better working capital management along with higher EBITDA and less merger-related outflows.

CapEx increased 11% from Q2. But you can see that was driven by project CapEx, which represents customer projects under construction and secured by long-term contracts that lead to incremental growth. The sale of gas backlog associated with project CapEx remains strong at $4.7 billion and will be executed over the next 3 years, although that spend pattern will be somewhat lumpy.

Base CapEx, which represents all other capital spend not associated with our project backlog, such as small growth, cost reduction and maintenance, declined 7% sequentially as we continue to find more opportunities for cash synergies. Rolling this all together results in a return on capital of 11.2% or a 60 basis point sequential increase. This improvement is driven by higher after-tax profit over a capital base that declined due to prudent cash management across the organization.

We firmly believe that return on capital is one of the most important metrics for this industry in light of the capital intensity and long-term contractual structure. Given this cash and capital trends felt it may be helpful to provide a little more detail, which you can find on Slide 4.

The left side shows operating cash flow trends by quarter. The first 2 quarters were each around $1 billion, but subsequently increased to almost $1.9 billion in the third quarter. As I mentioned earlier, the key drivers include declining merger-related outflows, higher earnings and better working capital performance.

In addition, the first half tends to be seasonally lower from timing of cash incentives and taxes. The year-to-date figure of $3.9 billion includes $0.7 billion of onetime merger-related outflows. This $0.7 billion primarily relates to taxes and fees, which supported $11 billion of divestiture proceeds, in addition to legal and adviser payments. These merger outflows will be significantly lower in 2020.

The pie chart in the lower right represents how the year-to-date operating cash flow has been allocated.

Overall, it's a balanced approach, with roughly half invested in the business and half returned to shareholders in the form of dividends and stock repurchases. Of the half invested in the business, it's evenly split between investments in secured growth and base CapEx.

Secured growth represents accretive acquisitions and project CapEx for the backlog. Base CapEx is important to support non-backlog growth, achieve cost reduction targets and maintain high levels of plant safety, reliability and efficiency.

Overall, the priority is to invest in high-quality projects, growth projects that meet our investment criteria while continuously generating excess free cash flow to distribute back to shareholders. Please turn to Slide 5 for an update on full year guidance.

We are raising full year EPS guidance to $7.25 to $7.30, which represents an increase of 17% to 18% from prior year or 21% to 22% when excluding 4% currency headwind. The guidance is above last quarter due to favorable Q3 results and continued confidence and opportunities to improve the cost structure. However, this range also implies that Q4 EPS will be below the $1.94 from Q3. Part of the sequential decline relates to the timing of project completions for the engineering business.

Engineering is a long-cycle business with projects that take several years. So the quarter-to-quarter results can vary, but we fully expect to maintain high levels of execution.

Another driver of the anticipated Q3 to Q4 decline relates to projections of a weaker macro. Lower manufacturing levels and longer customer outages continue to point to decreasing industrial activity.

In summary, despite the macroeconomic headwinds, we continue to improve the quality of the business and grow earnings double-digit percent over last year. This is only possible from the collective efforts of all 80,000 employees executing as one team. And while geopolitical forces will likely result in more uncertainty for 2020 and beyond, we maintain a high degree of confidence in our ability to leverage opportunities that not only overcome these challenges, but will also create substantial value for our owners.

I'd now like to turn the call over to Q&A.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) Our first question comes from the line of Mike Sison with Wells Fargo.

Michael Joseph Sison ***Wells Fargo Securities, LLC, Research Division - Senior Analyst***

Steve, when you think about the macro environment being weak as it is and your earnings growth pretty strong, how do you frame up the leverage potential if demand gets better, particularly longer term? Given you're doing 17% to 18% growth, how much better can your earnings growth get with a better economic environment?

Stephen F. Angel ***Linde plc - CEO & Director***

Well, I think, clearly, there's leverage if -- to the EPS -- if volumes improve above what we're looking at. Going forward into next year, we certainly have a backlog that we've talked about in the past that will be additive to our EPS. We have pricing expectations as well. We have ongoing cost efficiencies. We have the impact of share buybacks, et cetera. So anything that happens on the volume line would be additive to that.

But I think we have to be realistic based on the trends we're seeing, which are not particularly positive around the world. So that's why we frame -- or why I frame my view of going forward because I'm looking at trends that just aren't that positive.

Michael Joseph Sison ***Wells Fargo Securities, LLC, Research Division - Senior Analyst***

Got it. And then just curious on your engineering backlog of $5 billion. How does that over time translate to earnings growth in a given year or given a couple of years?

Stephen F. Angel ***Linde plc - CEO & Director***

Well, it is -- it's third-party sales. And so if you kind of assume a certain level of sales that we're seeing now on a quarterly basis and if you assume operating margins again are something closer to what I said in my opening comments, which are kind of low double digits, call it, like 11%, 12%, maybe 13% kind of range through the cycle, that's what we should be able to expect. And the strong backlog just gives us confidence that going forward into the next year, we're going to have that to work against and certainly into part of the following year.

It will come a point where we're going to need to add new projects to sustain that level of profitability going forward.

Matthew J. White ***Linde plc - Executive VP & CFO***

And I think, Mike, this is Matt. One thing to add, just as a reminder, I mean, this is primarily a negative working capital business. It's highly accretive. It's not capital intensive like the remainder of the industrial gas business. So it is highly complementary from a financial perspective in addition.

Operator

And our next question comes from the line of Markus Mayer with Baader-Helvea.

Markus Mayer ***Baader-Helvea Equity Research - Lead Analyst of Chemicals***

Markus Mayer, Baader-Helvea. Three questions from my side. First one is on the guidance. Maybe you can help us understand what -- when you look at the guidance raised, what was triggered by the share buyback effect? What was the negative effect from FX? And what effects came from the different organic growth assumption or the different efficiency effects? That would be my first question.

Matthew J. White ***Linde plc - Executive VP & CFO***

Okay. Markus, this is Matt. I can handle that. I think from a share buyback perspective, I'd say little to no effect. That's not really having any effect. In fact, I would say we were probably a little bit behind on our program in the last quarter. So that's really not having much of an effect.

But the offset to that will be slightly better interest. So I would think about interest and buyback really as kind of offsetting each other. As I have favorable interest, I'll be behind in a buyback program. But as I work towards a single A, then I'll probably have a lower share count.

FX definitely had a negative effect. When we looked and gave guidance a quarter ago, I would say the FX got worse by 1% to almost 2% than what we had anticipated. We'll have to see what it means going forward. But that is something that got a little worse as the dollar strengthened pretty much across the board.

As far as the growth, I think the easier way to probably think about it is sequentially, as we mentioned, thinking about Q3 to Q4. At this stage, this guidance implies probably about a percent kind of erosion on base volumes. We'll have to see if that occurs or not. Obviously, anything better than that should be upside. But right now, that's our assumption and we'll see what ultimately comes out.

Markus Mayer ***Baader-Helvea Equity Research - Lead Analyst of Chemicals***

Okay, understood. The second question would be what was the helium effect on your price increases in this quarter?

Stephen F. Angel ***Linde plc - CEO & Director***

The helium, if you look at year-over-year, it was probably about 1/4 of the price effect, the 2%, maybe slightly higher, but something around that vicinity, and sequentially, no effect.

Markus Mayer ***Baader-Helvea Equity Research - Lead Analyst of Chemicals***

Okay. And then last question would be, how much of this very strong cash flow generation came from the engineering prepayments, as they have recently signed several projects?

Matthew J. White ***Linde plc - Executive VP & CFO***

Yes, Markus. I think the best way to look at that is when you look at our statement of cash flows, you'll see a line called Contract Assets and Liabilities Net. That essentially represents customer deposits and what the change is of that. So for this quarter, we did have a favorable amount of $68 million, but that's a number that goes up and down. Prior quarter, it was negative just due to lapping from prior years. So I think that's a number we gave out for you to be able to track independently.

Operator

And our next question comes from the line of Jeff Zekauskas with JPMorgan.

Jeffrey John Zekauskas ***JP Morgan Chase & Co, Research Division - Senior Analyst***

If we look at the pro forma cost of goods sold, year-over-year, it's down about $125 million. So if you annualize that, that's about $500 million. And if you look at your SG&A year-over-year, it's down about a little bit more than $30 million. So if you annualize that, that's $125 million. So is it the case that order of magnitude, your run rate cost reductions are, I don't know, $625 million, something like that? That's their characterization?

Matthew J. White ***Linde plc - Executive VP & CFO***

Jeff, this is Matt. I think the challenge on looking solely at pro forma, not pro forma adjusted, is that all of the effects of purchase accounting are going to be in those results. And as you can imagine, we had to step up the inventory as part of purchase accounting, which will have a disproportionate effect on COGS in the beginning, and then that would rapidly decline. So there are lots of different lives of assets that had to be stepped up that are anywhere from month to infinite life.

So pro forma, as you know, under Article 11 SEC, still has all purchase price accounting effects in it. So that's why we think looking solely

at pro forma is going to be a bit tricky because of the purchase price accounting effects. And what I still firmly believe is the numbers that we represented here on a pro forma adjusted best represent. And as we stated in the last call, we fully believe we're on full track now.

Obviously, as you can see in the results, we did do a little better than expected on costing. I think timing was a little more favorable than we anticipated. But we are fully in line with the $900 million target that was given and the promise that was given at the $300 million per year. So we feel quite confident on that. And from here on out, everything we're looking for, just overall efficiencies and opportunities as one operating company.

Jeffrey John Zekauskas ***JP Morgan Chase & Co, Research Division - Senior Analyst***

Okay. And then your APAC sales didn't really grow very fast and it turns out that your -- some of your competitors are growing pretty quickly in China and they're growing pretty quickly in the Mideast. Is that something you feel that you need to do anything about? Like do you feel like you're growing at the appropriate rate in those 2 regions?

Stephen F. Angel ***Linde plc - CEO & Director***

So when you look at APAC, I think we kind of said at the outset that you have -- we have the Australia position that we are addressing. China, certainly slowing growth, some turnarounds during the quarter that had some effect. But Jeff, when you look at where we are today, there's very little contribution from large projects in those numbers. And it so happens, if you go look at the sale of gas backlog, Asia represents nearly $3 billion of that backlog. So we have some very large projects and some large contributions ahead. And I think if you look at the industry, whenever one of us reports that there's a big number, usually, it has something to do with a large project or projects. And as the case is today, we just don't have that contribution. It's just a question of timing. Again, the backlog is ahead of us.

If I look at the long-term trends of a place like Asia Pacific, clearly, electronics is going to be strong going forward. I've already talked about the backlog. I think as these emerging markets develop, the applications that both legacy companies have brought to the combined company are going to have a positive effect. The pricing equation is something that we look at very carefully and continue to work. Regarding other parts of the world, we look at many things. But then again, it all has to pass the screen of is this a strategic geography? Is this a geography that we think we can build the density? Because our strategy is all about focusing on core geographies that we can build network density.

And then as we look at individual projects, there's a risk versus return assessment that we go through very thoroughly, and it has to pass that screen as well. So that's how I'd answer that question.

Operator

And our next question comes from the line of Martin Roediger with Kepler Cheuvreux.

Martin Roediger ***Kepler Cheuvreux, Research Division - Equity Research Analyst***

Two questions. The first is on -- actually, both are for Matt. The PPA-related amortization charges dropped by 18% sequentially compared to Q2, while the euro has softened 5% only. Moreover, the other intangible assets in your balance sheet have been sequentially stable. Can you explain that massive change in the PPA amortization charges?

And secondly, coming back to the operating cash flow. You mentioned higher EBITDA, better working capital and less merger-related outflows. But I see that you also had some disposal proceeds of $271 million. Are there any other funny items included in that cash flow figure?

Matthew J. White ***Linde plc - Executive VP & CFO***

So we'll start with PPA. I think it's a bit of a -- consistent with what I'd mentioned to Jeff. So as you can imagine, in purchase price accounting, you are required to assign valuations across a whole spread of different assets that have various lives. So there are a significant portion that is assigned to shorter life inventory. And as those fall off, you have a significant amortization and then they obviously are go through your cost of goods and then they're sold. So any inventory would have fallen off in the first to second quarter and you would have a larger amount of recognition and amortization. As the years go on and you start losing more of the shorter lives, the amortization number will continue to decline. So that is a normal pattern in any type of GAAP purchase price accounted effect that

your amortization is at its peak at the beginning and then it rapidly declines on short-lived assets such as inventory, software, things that might be 3-year life, 5-year life vehicles. And then over time, you get into machinery buildings that get to 10, 20 years. So this is a normal pattern of any kind of amortization.

But again, back to my earlier point, this is why we wanted to focus on adjusted figures because this amortization can create a lot of confusion and it's really noncash. And given our scenario was a merger of equals, there really was no capital component of this merger. So that's why we really are focusing on the adjusted figures.

As far as the operating cash flow, just to make sure you understand. Any disposable proceed gains are part of divestitures, which relates to investing cash flow, not operating cash flow. So there would be none of those gains related. In fact, it's the opposite. What happens, the gain is in your P&L. It is completely wiped out in your operating cash flow to make it a 0 effect, and then the full proceeds are put in investing cash flow. That's how GAAP accounting works.

Our cash flow statements are per GAAP accounting. So hopefully, that answer makes sense.

Operator

And our next question comes from the line of Patrick Fischer with Barclays.

Patrick Duffy Fischer *Barclays Bank PLC, Research Division - Director & Senior Chemical Analyst*

Just wanted to go back to your Slide 4, Matt, on the cash flow bar charts. I'm trying to understand, current levels of profitability, was your intention to kind of guide us more to what the Q3 looks like going forward that we've taken a step change up? Or did that have some onetime working capital benefits that maybe can't repeat? So maybe at the midpoint for Q4 and then going forward, what's the better bar to think about as cash flow conversion from an earnings level?

Matthew J. White *Linde plc - Executive VP & CFO*

Yes, Duffy. I think from my perspective, right now, probably the best way to think about is on a year-to-date basis, we're at 3.9. And within that, are these $700 million of merger-related costs. And as I mentioned in the transcript, that's going to drastically fall off in 2020. It will be quite small. There'll be a little bit of hangover of our final divestitures, which will be pretty minimal. And then there'll just be some ongoing cash restructuring, which should be fairly small to achieve the synergies.

So the way I would think about it is if you take that 3.9 and add back almost all of that 0.7, you could say 0.6, somewhere in that neighborhood, you're looking at mid-4s is where we probably should be on a normal ongoing basis through 3 quarters. I do think the seasonality was a little overly skewed in this first half, partly because of the merger outflows, partly also because of the 2 legacy companies having independent compensation schemes that paid out in the beginning of the quarter. Going forward, we'll have one compensation scheme, so that should also help reduce some of that component.

But I would still think about it, as I've mentioned in earlier calls, just to think about EBITDA kind of an OCF as a relationship, so what is your OCF as a percent of EBITDA. And as you may recall, we've said in prior calls that you look at the 5-year average of the 2 legacy companies and it's high 70s, and that's something we absolutely expect to continue to deliver on.

And when you look at year-to-date, if you adjust for the merger outflows through 3 quarters, we're a little bit ahead of that. We're probably a couple of percent ahead of that number right now. So that's how we think about it. But I still think we should be continuously, on a full year basis, converting at least 3 quarters or more of our EBITDA into operating cash flow. And then obviously, any areas where we can enhance that through working capital management, dividends from nonconsolidated affiliates or other areas above and beyond EBITDA, we're going to continue to work towards that.

Patrick Duffy Fischer ***Barclays Bank PLC, Research Division - Director & Senior Chemical Analyst***

Great. And then, Steve, maybe a question for you. Just Latin America, it's a smaller business for you now, but still quite large and you're bigger than most of our companies down there. Peronist back in Argentina, Lula picking a fight out of jail, Morales gone, riots in Chile. When you look at Latin America from an investment standpoint, does it feel riskier? And does it feel like we have the danger of a meaningful leg down? Or is most of that just headline and the underlying business is still just grinding along?

Stephen F. Angel ***Linde plc - CEO & Director***

I'd say a lot of it's headline. I mean you can't look at Latin America historically and say it's a real stable place. So we've always had to contend with that. Again, 3 quarters of our business still is pretty much Brazil. And if anything, Brazil is taking a turn for the better. You've read about pension reforms, other things they're trying to do to shrink the size of the government. Privatization is -- there's a big push on that. And we have an excellent team on the ground. And of course, I've been watching that -- their performance very closely. And they've been working up the operating margins nicely over the last couple of years. And they're very stable. So despite all the headline news, I'm looking at results that are very stable and have been trending up positively, especially with respect to operating margin quality, which has always been the objective, and I'm just pleased to see it get close where it was.

Operator

And our next question comes from the line of Nicola Tang with Exane.

Nicola Tang ***Exane BNP Paribas, Research Division - Analyst***

The first would be on the base CapEx and you talked about that being down 7% year-on-year. I think originally, you'd guided to $200 million of CapEx-related synergies. I was wondering what -- if you could update us on where we're tracking on that. And then on the P&L synergies, I think you're pointing to a $75 million run rate by the end of Q4. Can you give us an update on where we are and any early indications on 2020?

Stephen F. Angel ***Linde plc - CEO & Director***

Well -- so with respect to the base CapEx, you're correct, it's down 7% Q2 to Q3. We had said $200 million, about $200 million of CapEx efficiency as a result of the merger. That would be over a 3-year time frame. And based on what we're seeing and the plans that we have going forward, I feel confident that, that number is certainly achievable. With respect to the cost synergies, certainly, with the operating margin quality improving across the board, you could surmise that the synergies are taking hold. To be very honest, as I look at these numbers, I pay less attention to what's called a synergy cost savings and I'm just looking for improving the quality of our businesses across the board, which means better operating performance, cost productivity programs, efficiency programs, all the things that improve the overall quality of the business. So that really is where I'm focused.

But coming back to the basis of your question, I would say the number that we laid out there in the beginning, the $900 million kind of cost synergy over 3 years, that number is still very realistic in my mind.

Operator

And our next question comes from the line of John McNulty with BMO Capital Markets.

John Patrick McNulty ***BMO Capital Markets Equity Research - Analyst***

So I guess the first one would be, with the pricing having been as strong as it's been for the last few quarters, I guess I'd be curious if you feel like you're losing any business at all at this point? Or if it's really just, look, you're catching up on the pricing side to match some of the inflation and it's holding well and you're not seeing much customer migration? So I guess a little color on that would be helpful.

Stephen F. Angel ***Linde plc - CEO & Director***

Sure. So as you -- kind of as you said, John, really, pricing is very much a granular gain. Meaning, you don't really manage pricing at an extremely high level. You have to manage pricing at a very granular level. And that's also where you get the biggest bang for the buck in terms of improving pricing and the value you receive for your products and services.

And so we pay very close attention to that. Obviously, each individual business pays close attention to that. I review 20 of them every

month. And so I get to hear firsthand in terms of what's going on with respect to pricing and volume broken down by channel, by product, by country. And we go through that with a fine-tooth comb. But as I sit here today, I don't feel like we're losing business that we don't want to lose as a result of pushing price too hard. And again, that's something we track very carefully.

So I'm pleased with the progress we're making. I look at pricing sequentially. I don't really look at it that much year-over-year. I pay much more attention to sequential price improvement as long as we're moving in the right direction and managing it appropriately at a business level, at a granular level, then I'm happy.

John Patrick McNulty ***BMO Capital Markets Equity Research - Analyst***

Great. And then maybe with regard to a longer-term opportunity. I guess, I'd be curious to your thoughts on the opportunity around CO2. I know it looks like some of your peers are at least starting to show some interest there. But curious to your thoughts on the market and the opportunities there for Linde?

Stephen F. Angel ***Linde plc - CEO & Director***

Okay. So I assume your question refers more to the cost of carbon and what that means from an environment standpoint. But I'll just answer both pieces of that.

First of all, we've had a big focus on building out our CO2 infrastructure. We had seen over the years that that's a very important product to have for carbonated products, for food freezing, for other applications. And so that's a focus we've had for several years, and I could look at the growth of our CO2 products in places like the United States, and it's growing very nicely, which would be consistent with our comments about growth in food and beverage. If I think about the price of carbon, that is -- we are seeing more projects today than we have seen in the last several years. And there's a list of things that I'm looking at and a couple of them do pertain to the cost of carbon, CO2 capture. And I think those are going to be opportunities that are going to grow going forward. It really has to be a function of legislation. You've heard about this 45Q, which is an IRS ruling that provides a credit for CO2. The credit grows over time. I think that's certainly a step in the right direction, is creating some interest. But if you look around the world, those are the types of things that we're seeing, then I think it's going to be an opportunity for growth going forward.

Operator

Our next question comes from the line of Peter Clark with Societe Generale.

Peter Anthony John Clark ***Societe Generale Cross Asset Research - Senior Analyst, Chemicals***

Just 2 questions. The first one I'll start with is the, obviously, you pointed at the synergy run rate, et cetera. But in Europe, you're talking about better execution being a key part and I see the sequential prices up there again. Just wondering if you're starting to see the benefits of some of the cost cutting, too? Or is that something we really expect going forward? So it's just doing things better that is the main thing at the moment in Europe.

And then the second question. I keep reading, when I open up your website, still over 100 countries. I know it's a second order thing, sorting out the density in terms of the number of countries and the exposure there. But just if we should expect anything to happen on that front as we go through 2020?

Stephen F. Angel ***Linde plc - CEO & Director***

Okay. Okay. So the first question, I mean, clearly, we've had a focus on improving operating margins across the board, not just EMEA, but everywhere. And again, it's a country-by-country, it's a business-by-business look, it's a product-by-product look. Pricing clearly is a piece of that. We have been taking the appropriate cost actions in Europe. We will continue to do that because, quite frankly, the macro environment is not that favorable today. And so it's something that we need to do.

And as it relates to people, this is a discussion that we have to have and want to have at a European works council level and also at the local works councils. And so those discussions are sort of ongoing, and they will continue. But we clearly look at Europe as an opportunity to continue to expand operating margins, and that is our intention. Part of that is looking at certain businesses that really don't belong in the portfolio.

And if you go back to my earlier comment about optimizing the portfolio, and that gets to your second question. We have gone through that. We just did -- concluded a bottoms-up review that we happen to review with our Board of Directors as well in October. And we have a list of, I'll call it, countries and also businesses that we think we need to take action on. How do we come to that conclusion? We look at the risk of being in some of these businesses and countries. We look at the quality of the business. We look at opportunities to scale it up and build density, and then that really drives our evaluation. But we do have a list that we're working on, as we speak. And then there's another list that we are monitoring, evaluating, watching and may lead to some action later on. But we are clearly -- that's clearly something that we're focused on.

Operator

And our next question comes from the line of David Begleiter with Deutsche Bank.

David L. Begleiter ***Deutsche Bank AG, Research Division - MD and Senior Research Analyst***

Steve, just on the U.S. packaged business. Did those volumes get worse in Q3 versus Q2? I think I recall hard goods was negative in Q2, but I'm not sure if gases was negative in Q2.

Stephen F. Angel ***Linde plc - CEO & Director***

Yes, David. So the gas and hard goods both declined low single digits Q2 to Q3. So they both declined low single digits. And they also happened to be down year-over-year, low single digits. And I'll add a little more color to that. We looked at October and hard goods is down about 6% versus September sequentially. And that's all capital equipment or driven largely by capital equipment. So the trend that we have been describing with respect to a weakening macro in the U.S. appears to be taking hold.

David L. Begleiter ***Deutsche Bank AG, Research Division - MD and Senior Research Analyst***

Very good. And just on the list of countries and businesses you need to take action on. What percent of sales or EBIT does that comprise? I assume it's pretty small, maybe sub-5% or in that range?

Stephen F. Angel ***Linde plc - CEO & Director***

I'd say you're correct. It's in about the 5%, maybe a little less range, and there's a lot of small countries. And again, some businesses are part of that as well that make up that number.

Operator

And our next question comes from the line of Laurence Alexander with Jefferies.

Adam Samuel Bubes ***Jefferies LLC, Research Division - Equity Associate***

This is Adam Bubes on for Laurence Alexander today. I was wondering, how do you think about the risk of carbon capture and sequestration projects compared to traditional syngas?

Stephen F. Angel ***Linde plc - CEO & Director***

How do I think about the risk? If you look at in terms of, let's say, let's start with conventional production of hydrogen through steam methane reforming, CO2 is a byproduct of that. When we structure our contracts with our customers who want that hydrogen, if there is a cost of CO2 that is passed through contractually to the customer. So I don't see that, particularly as a risk for us. Now having said that, we do look at means and technologies to reduce the CO2 emissions. And there are technologies that exist that we will be implementing that will allow us to do that.

In terms of the opportunity aspect of that, we are seeing examples where people are asking us to look at CO2 capture products. And that provides an additional opportunity for us. So that's the opportunity side of it.

With respect to syngas, clearly, syngas has a certain composition of hydrogen and CO. Syngas opportunities are more driven by the chemical industry downstream chemical products. And there are some CO2 emissions as part of that process, but there's an opportunity to bring the CO2 back into the feed and produce more CO and emit less emissions. So that is a technology that we have and something that we're looking to deploy more and more.

Adam Samuel Bubes ***Jefferies LLC, Research Division - Equity Associate***

Okay. Great. That's very helpful. And then my last question, I believe the goal in engineering is to start to shift the business toward more over-the-fence projects versus third-party sales. I was wondering, could you give us some color on progress here and how might we think about the split developing over the next several quarters?

Stephen F. Angel ***Linde plc - CEO & Director***

Yes. Well I think about what I -- what we have said is that we want to do all the good third-party projects that are out there. And it so happens that Linde Engineering has a very strong track record of executing very complex projects. And that is the reason why we were as successful as we were with a project like ExxonMobil, where ExxonMobil had confidence in Linde Engineering's capabilities to execute a project like that. So we want to do all the good third-party business that's out there, and there certainly are some opportunities that are in front of us today we want to capitalize on. By the same token, we want to do all the good sale of gas projects that we can find. And we truly believe that between our product line capability, Linde legacy's product line capability, we have a full complement of every plant product line that we could ever want. And we want to utilize the engineering and technology skills when the engineering brings to be more competitive in over-the-fence projects, more traditional over-the-fence projects and also look at opportunities to kind of broaden our sale of gas footprint as the opportunities arise.

So I think probably something on the order of 50-50 is a good place to be with respect to third-party sales and sale of gas. Again, it will be kind of a function of the opportunities in front of us. But everybody understands in the company that the sale of gas is the sweet spot of the industry. It's where we want to focus. And we're making good progress with that objective.

Operator

And our next question comes from the line of Kevin McCarthy with Vertical Research Partners.

Kevin William McCarthy ***Vertical Research Partners, LLC - Partner***

On Slide #7, regarding the Americas. I think you referenced some turnarounds on the U.S. Gulf Coast. Was that significant? And how do you look at the Q4 volume opportunity overall Relative to the 3Q level? Steve, I think you commented on hard goods a little bit. But just more broadly, what does your crystal ball say for the Americas in Q4?

Stephen F. Angel ***Linde plc - CEO & Director***

Well, we saw some turnarounds in Q3 on the Gulf Coast and some of that continued into October as well. So it just so happened there were quite a few grouped together. They're all now pretty much out of turnaround. So they're all running and refining capacity utilization is quite high, and the 3:2:1 crack spreads are favorable. So they want to run at this point. I think, generally speaking, though, whenever you have weakening demand, a weakening macro, what we tend to see are more shutdowns. And you can call them planned, unplanned, I don't really know how you want to characterize it, but we tend to see more companies start to take shutdowns and that's demand related, for sure. Sometimes it's pricing related, their pricing. So I think that's just kind of something you should expect when you're in a really a weaker environment overall globally.

And I would like to be able to say we're in all these turnarounds in Q3. They're all back up and running. Therefore, that's additive going forward. But I know there's going to be another list of turnarounds. I'll call them unplanned shutdowns for maintenance, whatever, that we're going to probably see going towards the end of this year and perhaps into Q1 as well.

Kevin William McCarthy ***Vertical Research Partners, LLC - Partner***

Understood. And then I had a similar question regarding APAC on Slide 8. There, again, you referenced turnarounds but also a prior year sale of equipment as contributing factors to the minus 1% that you reported year-over-year for volume. Again, how do you see APAC trending in the fourth quarter?

Matthew J. White ***Linde plc - Executive VP & CFO***

Kevin, this is Matt. I could maybe handle that one. So you saw in the APAC of the minus 1% volume on a year-over-year, and pretty much all of that was due to either the combination of the turnaround and the prior year sale of equipment. We do have a business in India that

sells equipment so there'll be some lumpy ups and downs on that.

So ex those items, volumes were relatively flat year-over-year. And as you can imagine, it's a combination of some of the factors we talked about with China, Australia and some puts and takes with some positive contribution from our project backlog. But I think going forward, some of those turnarounds are complete, and we expect things to be better in the fourth quarter. We are pretty confident in the customers we have. They run hard. They are the low-cost producers. So we feel good about that. But we just had a little blip here in the third quarter that we're through.

Operator

And our next question comes from the line of Steve Byrne with Bank of America.

Matthew P. DeYoe ***BofA Merrill Lynch, Research Division - Research Analyst***

This is Matthew DeYoe on for Steve. If I look at the cadence of earnings in EMEA in 2018, you started 1Q with EBIT on a pro forma basis of $387 million and that declined to $308 million by 3Q '18. This year, the cadence of earnings is much more consistent. Just wondering why that is and what happened last year on a pro forma basis that's not recurring this year.

Stephen F. Angel ***Linde plc - CEO & Director***

Well, I think if you look at last year, and I didn't pay a lot of attention to last year because I didn't really get -- we didn't really integrate the company until March 1 this year. But we had some higher power cost last year that we did not do a good job recovering in the end market. That is behind us, and now we're on a much more favorable trend.

Matthew P. DeYoe ***BofA Merrill Lynch, Research Division - Research Analyst***

Okay. And if I could ask about the launch of the pediatric nitrous oxide business and how that product is going, what regions it's being rolled out in? I think it's about a $600 million market. Just kind of wondering how much you think market share-wise, you could capture there.

Stephen F. Angel ***Linde plc - CEO & Director***

Well, it is a business that we're rolling out. I'm not going to put a big dollar figure on that certainly for 2020. I think it's something that we have interest in. Clearly, we have freedom to practice, which is very important. We've passed all the regulatory approvals from the FDA, et cetera. So we're in a good position. It is a market that we're not in. So obviously, everything is upside. I'm not expecting big numbers in 2020, but we do have hopes this can grow into something significant.

Operator

Our last question comes from the line of P.J. Juvekar with Citigroup.

P.J. Juvekar ***Citigroup Inc, Research Division - Global Head of Chemicals and Agriculture and MD***

So Steve, you had talked about opportunities to raise prices in Linde's legacy business in Europe and Asia, and I believe that should have been on top of market pricing. So where do we stand on that relative to your expectations, say, at the beginning of this year?

Stephen F. Angel ***Linde plc - CEO & Director***

Well, I think we still have some opportunities to continue to work through. I think we've made some very good progress this year. I mean, first step is to be able to calculate what your pricing is and to be able to do a variance analysis. So you separate out pricing and then you have to -- and then start looking at the reports and then start to take appropriate actions.

So I think a lot of those building blocks have been put in place. As I look around the world, clearly, we have very strong pricing in the Americas. I'm looking at areas that were up 6%, 7%, some areas are lower. I can look across Europe and see that packaged and merchant combined is up around 4% or so. So some progress has been made there if I just look at those pure product lines.

And then I look at Asia, we have a situation currently today in China where the year-over-year comparison is unfavorable because pricing was very high in the prior year period, and that's something that we're working on. But overall, I think we clearly have some opportunity to do more, and that would be my expectation rolling into 2020 as well.

P.J. Juvekar ***Citigroup Inc, Research Division - Global Head of Chemicals and Agriculture and MD***

And you just mentioned China and you said here that Chinese volumes are down. How much are they down? And what trend have you seen this year? The front -- is the trend improving or flat? Or what's going on there?

Stephen F. Angel ***Linde plc - CEO & Director***

Well, I would say that if I look at Q3, it looks pretty flat to me. And if you want to kind of step back and look at what's going on in China, generally speaking, Matt talked about the trends Q3 to Q4. It just so happens, Golden Week was the first week of October. And no pun intended, the Golden Week was very weak. And again, that's the type of thing you expect when the overall economy is not very strong.

IP and GDP have been trending down over time. Automotive has not returned anywhere near its levels. The steel PMI index has been in the mid-40s. The only thing keeping that going is infrastructure spend. Chemicals are probably -- is probably one of the more stable parts of the market that's got in the low 50s from a PMI standpoint. And we do look forward to a wave of relocations that we think will be coming as a result of environmental issues and cleanup, driven by Beijing. Electronics is probably a bright spot because the Chinese government is focusing so heavily on that.

But clearly, China has been on a weakening trend. And again, we're not starting up large projects, as we speak, that can move that number fairly significantly. That will come later on.

Operator

And this does conclude our Q&A portion, and I would like to turn the conference back over to Juan Pelaez for any closing remarks.

Juan Pelaez ***Linde plc - Head of IR***

Michelle, thank you. And thanks, everyone, for participating in today's call. If you have any further questions, please feel free to reach out to me directly. Have a great day.

Operator

Ladies and gentlemen, this concludes today's conference call. Thank you for participating. You may now disconnect.